Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kura Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,750,000(2)	$6.52(3)	$30,970.00(3)	0.0001531	$4,741.51
Total Offering Amounts					$30,970.00		$4,741.51
Total Fee Offsets							—
Net Fee Due							$4,741.51
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)
Represents shares of Common Stock that were added to the shares authorized for issuance under the 2014 Plan on June 5, 2025 pursuant to stockholder approval of an amendment to the 2014 Plan.
(3)
Estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 5, 2025, as reported on the Nasdaq Global Select Market.